Exhibit 99.1

Kairos Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants

New York, New York, Feb. 23, 2021 (GLOBE NEWSWIRE) – Kairos Acquisition Corp. (the “Company”) announced today that, commencing February 26, 2021, holders of the 27,600,000 units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on the Nasdaq Stock Market LLC under the symbols “KAIR” and “KAIRW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on the Nasdaq Stock Market LLC under the symbol “KAIRU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into Class A ordinary shares and warrants.

Kairos Acquisition Corp. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, the Company intends to focus on regulated insurance or reinsurance companies, distributors or technology and insurance service providers that focus on specialty lines of business or that target product or customer niches. The Company is led by Chief Executive Officer, Peter Bang and Chief Financial Officer, Jerry de St. Paer.

The units were initially offered by the Company in an underwritten offering. Citigroup Global Markets Inc. acted as the sole-book running manager of the offering. I-Bankers Securities, Inc. acted as the co-manager of the offering. A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on January 5, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Peter Bang

917-783-4057

Pbang@ergcapitalpartnes.com